Exhibit 10.20

TERMINATION AGREEMENT

This Termination Agreement, dated as of December 26, 2006 (this “Agreement”), is made by and between Aldabra Acquisition Corporation (“Aldabra”) and Terrapin Partners, LLC (“Terrapin”).  Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Letter Agreement (as hereinafter defined).

RECITALS

WHEREAS, Aldabra and Terrapin are parties to that certain Letter Agreement, dated on or about February 7, 2005 (the “Letter Agreement”), pursuant to which Aldabra agreed to pay Terrapin a sum of $7,500 per month (the “Monthly Fee”) in exchange for certain administrative, technology and secretarial services;

WHEREAS, pursuant to Section 5.C(vii) of the Agreement and Plan of Merger, dated June 20, 2006 (the “Merger Agreement”), by and among GLDD Acquisitions Corp., Aldabra, Aldabra Merger Sub, L.L.C., and certain of their respective stockholders as representatives of the parties to the merger agreement, Aldabra must terminate its arrangements to pay Terrapin the Monthly Fee as a condition to completing the merger contemplated by the Merger Agreement; and

WHEREAS, pursuant to the terms hereof, Aldabra and Terrapin desire to terminate the Letter Agreement and any rights and obligations derived therefrom, including Aldabra’s obligation to pay the Monthly Fee to Terrapin.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.               Termination.  Notwithstanding anything to the contrary in the Letter Agreement, Aldabra and Terrapin hereby acknowledge and agree that, effective as of the date hereof, the Letter Agreement is hereby irrevocably and unconditionally terminated in all respects and shall be of no further force and effect and all rights and obligations thereunder (of any nature whatsoever, whether now existing, hereafter arising or contingent and whether known or unknown), including Aldabra’s obligation to pay the Monthly Fee to Terrapin, are released and there shall not be any further liability or obligation thereunder on the part of any party thereto.

Section 2.               Further Assurances.  Each party hereto shall, at any time and from time to time after the first date written above, upon request of the other party hereto, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, instruments, assignments and assurances as may be reasonably required in order to carry out the intent of this Agreement.

Section 3.               Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters herein and supersedes any other agreement, whether written or oral, with respect to the subject matter of this Agreement.

Section 4.               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 5.               Governing Law.  This Agreement shall be governed by and construed in accordance with Delaware law.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the first date written above.

ALDABRA ACQUISITION CORPORATION

By:	/s/ Jason G. Weiss
Name:	Jason G. Weiss
Title:	Chief Executive Officer

TERRAPIN PARTNERS LLC

By:	/s/ Nathan D. Leight
Name:	Nathan D. Leight
Title:	Managing Partner

ANNEX A

[Attach Letter Agreement]